                            SHAREHOLDERS' AGREEMENT





                  THE SINGLETON FAMILY VOTING TRUST AGREEMENT,

                  FOR AFFILIATED NEWSPAPERS INVESTMENTS, INC.,

                          THE SINGLETON SHAREHOLDERS,

                   THE SCUDDER FAMILY VOTING TRUST AGREEMENT,

                  FOR AFFILIATED NEWSPAPERS INVESTMENTS, INC.,

                           THE SCUDDER SHAREHOLDERS,

                                      AND

                    AFFILIATED NEWSPAPERS INVESTMENTS, INC.





                                  MAY 20, 1994

                            SHAREHOLDERS' AGREEMENT
                                  May 20, 1994

                               Table of Contents

Section                                                                                       Page
1.       PROPOSED ACTIVITIES OF ANI . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
         1.01    Newspaper Publishing Business. . . . . . . . . . . . . . . . . . . . . . .    3

2.       RESTRICTIONS UPON SALE OR TRANSFER OF STOCK  . . . . . . . . . . . . . . . . . . .    3
         2.01    Generally. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
         2.02    Additional Restrictions  . . . . . . . . . . . . . . . . . . . . . . . . .    3
         2.03    Tag-Along Restrictions/Rights. . . . . . . . . . . . . . . . . . . . . . .    3

3.       PERMITTED TRANSFERS AMONG RELATED PARTIES  . . . . . . . . . . . . . . . . . . . .    5
         3.01    Permitted Transfers. . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
         3.02    Agreement of the Trustees. . . . . . . . . . . . . . . . . . . . . . . . .    6

4.       TRANSFER OF STOCK BY CONSENT OF PARTIES  . . . . . . . . . . . . . . . . . . . . .    6
         4.01    Transfer By Consent  . . . . . . . . . . . . . . . . . . . . . . . . . . .    6

5.       COMPANY'S AND SHAREHOLDERS' OPTIONS TO PURCHASE STOCK  . . . . . . . . . . . . . .    6
         5.01    Option to Purchase.  . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
         5.02    Required Notice. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
         5.03    Scope and Priority of Company's and Remaining Shareholders' Options. . . .    7
         5.04    Purchase Price.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
         5.05    Failure To Exercise. . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
         5.06    Payment of Purchase Price. . . . . . . . . . . . . . . . . . . . . . . . .   10

6.       RESTRICTIVE LEGEND . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
         6.01    Form of Legend.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12

7.       GENERAL COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
         7.01    Applicability of Covenants.  . . . . . . . . . . . . . . . . . . . . . . .   13
         7.02    Negative Covenants.  . . . . . . . . . . . . . . . . . . . . . . . . . . .   13

8.       NO RIGHTS FOR CLASS B COMMON STOCK   . . . . . . . . . . . . . . . . . . . . . . .   14
         8.01    No Rights for Class B Common Stock.  . . . . . . . . . . . . . . . . . . .   14

9.       MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
         9.01    Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
         9.02    Equitable Relief.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
         9.03    Entire Agreement.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
         9.04    Successors and Assigns.  . . . . . . . . . . . . . . . . . . . . . . . . .   16
         9.05    Brokerage and Expenses.  . . . . . . . . . . . . . . . . . . . . . . . . .   16
         9.06    Waivers. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
         9.07    Amendment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
         9.08    Announcement.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
         9.09    Captions and Pronouns. . . . . . . . . . . . . . . . . . . . . . . . . . .   17
         9.10    Choice of Law. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
         9.11    Counterparts.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17

                                    EXHIBITS



The Scudder Family Voting Trust Agreement
for Affiliated Newspapers Investments, Inc. . . . . . . . . .   Exhibit A

The Singleton Family Voting Trust Agreement
for Affiliated Newspapers Investments, Inc. . . . . . . . . .   Exhibit B

The Amended and Restated Certificate of
Incorporation of Affiliated Newspapers
Investments, Inc. . . . . . . . . . . . . . . . . . . . . . .   Exhibit C

The Restated By-Laws of Affiliated Newspapers
Investments, Inc. . . . . . . . . . . . . . . . . . . . . . .   Exhibit D

                            SHAREHOLDERS' AGREEMENT


         AGREEMENT, made as of this 20th day of May 1994, by and among The Singleton Family Voting Trust Agreement for Affiliated Newspapers Investments, Inc. (the "Singleton ANI Trust"), by Howell E. Begle Jr., Trustee (the "Singleton ANI Trust Trustee"), The Singleton Family Irrevocable Trust by Howell E. Begle, Jr. and Patricia Robinson, Trustees, The Singleton Family Revocable Trust by William Dean Singleton and Howell E. Begle, Jr., Trustees (The Singleton Family Irrevocable Trust and the Singleton Family Revocable Trust are sometimes collectively referred to herein as the "Singleton Shareholders"), The Scudder Family Voting Trust Agreement for Affiliated Newspapers Investments, Inc. (the "Scudder ANI Trust") by Jean L. Scudder, Trustee (the "Scudder ANI Trust Trustee"), Charles Scudder individually, Jean
L. Scudder individually, Carolyn Miller as custodian for her children, Elizabeth H. Difani as custodian for her children, Elizabeth H. Difani individually and Jean L. Scudder as Trustee (the "Scudder Family Trustee") for the Scudder Family 1987 Trust (Charles Scudder individually, Jean Scudder individually, Carolyn Miller as custodian for her children, Elizabeth H. Difani individually and as custodian for her children and Jean L. Scudder as the Scudder Family Trustee are sometimes collectively referred to herein as the "Scudder Shareholders"), and Affiliated Newspapers Investments, Inc., a Delaware corporation ("ANI" or the "Company"). The Singleton ANI Trust and the Singleton Shareholders are sometimes collectively referred to herein as "Singleton," Messrs. Singleton and Begle, in their capacities as trustees of the Singleton ANI Trust are sometimes collectively referred to herein as the "Singleton Trustee," and the Scudder ANI Trust and the Scudder Shareholders are sometimes collectively referred to herein as "Scudder".

         WHEREAS, the current equitable ownership of the Class D Common Stock, Class G Common Stock and Class N Common Stock of ANI is as follows:

                            COMMON STOCK OWNERSHIP

Singleton Family             738,045    shares of Class G Common Stock
Revocable Trust

Singleton Family             332,225    shares of Class D Common Stock
Irrevocable Trust                115    shares of Class N Common Stock

Jean Scudder,                 83,056.25 shares of Class D Common Stock
individually                 184,511.25 shares of Class G Common Stock
                                  28.75 shares of Class N Common Stock

Charles Scudder,              83,056.25 shares of Class D Common Stock
individually                 184,511.25 shares of Class G Common Stock
                                  28.75 shares of Class N Common Stock

Jean Scudder, as             166,112.5  shares of Class D Common Stock
Trustee for the
Scudder Family
1987 Trust

Elizabeth H. Difani,          61,503.75 shares of Class G Common Stock
individually                       9.58 shares of Class N Common Stock

Elizabeth H. Difani,          123,007.5 shares of Class G Common Stock
as custodian for                  19.17 shares of Class N Common Stock
her children

Carolyn Miller,              184,511.25 shares of Class G Common Stock
as custodian for                  28.75 shares of Class N Common Stock
her children


As of the date hereof, there are no shares of Class A Common Stock and 173,576 shares of Class B Common Stock outstanding.

         WHEREAS, the Scudder Shareholders and the Singleton Shareholders now own, legally and beneficially, all of the issued and outstanding shares of the Class D, Class G and Class N Common Stock of ANI consisting of 664,450 shares of its Class D Common Stock, no par value, 1,476,090 shares of its Class G Common Stock, no par value, and 230 shares of its Class N Common Stock, no par value (the Class A, Class D, Class G and Class N Common Stock are sometimes collectively referred to herein as the "Stock"); and,

         WHEREAS, concurrent with the execution of this Agreement (i) the Scudder Shareholders are entering into the Scudder ANI Trust and (ii) the Singleton Shareholders are entering into the Singleton ANI Trust; and

         WHEREAS, ANI now owns all of the outstanding common stock of Garden State Newspapers, Inc. and 60% (on a fully diluted basis) of the common stock of Denver Newspapers, Inc.; and

         WHEREAS, the Singleton ANI Trustee, the Singleton Shareholders, the Scudder ANI Trustee, the Scudder Shareholders and ANI desire to enter into this Shareholders' Agreement in order to provide a continuing framework for their relationship as the legal and beneficial owners of all of the outstanding capital stock of ANI and to further define their mutual obligations.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, the parties hereto mutually agree as follows:

                       1.      PROPOSED ACTIVITIES OF ANI

         1.01    Newspaper Publishing Business.   ANI will engage only in the
business of owning and holding the securities of companies that are in the business of publishing and distributing newspapers.

                       2.      RESTRICTIONS UPON SALE OR TRANSFER OF STOCK

         2.01    Generally.

                 At any time during the term of this Agreement none of the Singleton ANI Trust, any of the Singleton Shareholders, the Scudder ANI Trust nor any of the Scudder Shareholders shall sell, transfer, assign, pledge, give away or otherwise dispose of, alienate, or encumber in any manner any interest in any shares of, or interest in any voting trust certificates relating to, any class, now or hereafter authorized, of the Common Stock of ANI (any Common Stock of ANI or interest in any voting trust certificate relating thereto being hereinafter referred to as the "Stock") beneficially owned by any of them, other than as hereinafter expressly provided in Sections 3, 4 or 5 of this Agreement, and any attempt to sell, transfer, assign, pledge, give away or otherwise dispose of or alienate or encumber any interest in any of the Stock in violation of this Agreement shall be void and of no effect and shall not be recognized or recorded in the stock transfer books of ANI.

         2.02 Additional Restrictions.. Until the earlier of (i) the date on which all of the then outstanding shares of Class B Common Stock, Class D Common Stock, Class G Common Stock and Class N Common Stock are automatically converted into shares of Class A Common Stock pursuant to the terms of the Amended and Restated Certificate of Incorporation of the Company, or (ii) the date on which the Leverage Ratio of ANI (as such term is defined in the Indenture dated May 15, 1994 between ANI and the Bank of New York as Trustee) is less than 3:1, and except as otherwise provided in Section 3 or 4 hereof, none of the Singleton ANI Trust, the Singleton Shareholders, the Scudder ANI Trust or the Scudder Shareholders shall sell, transfer, assign, pledge, give away or otherwise dispose of, alienate, or encumber in any manner whatsoever (each, as "Transfer") any shares or interest in any shares of any class, now or hereafter authorized, of the Stock beneficially owned by any of them unless all shares of Stock then outstanding are Transferred by the holders thereof in a single transaction or series of related transactions on substantially the same terms.

         2.03    Tag-Along Restrictions/Rights.

                 (a) No shareholder (a "Selling Shareholder") shall, individually or collectively, in any one transaction or series of transactions, directly or indirectly, Transfer rights to all or any part of the Selling Shareholder's Stock in a transaction not otherwise permitted under Section 3 or
Section 4 hereof, to any person (other than a Permitted Transferee) (a "Third Party") unless the terms and conditions of such Transfer to such Third Party shall include an offer to each other shareholder (each, for purposes of the Section 2.03, a "Tag Along Offeree") to include at the option of each Tag Along Offeree, in the sale or other disposition to the Third Party such number of shares owned by each such Tag Along Offeree at the time of such Transfer determined in accordance with this Section 2.03. The Selling Shareholder proposing to effect such Transfer (the "Transferor") shall send a written notice (the "Tag-Along Notice") to each of the Tag Along Offerees setting forth the maximum number of shares of Stock the Third Party is willing to purchase or otherwise acquire. At any time within 45 days after its receipt of the Tag-Along Notice, each of the Tag-Along Offerees may exercise its option to sell a number of shares of Stock owned by such Tag- Along Offeree determined in accordance with the provisions of Section (b) of this Section 2.03 by furnishing written notice of such exercise (the "Exercise Notice") to the Transferor, which Exercise Notice shall set forth the maximum and minimum number of shares of Stock that such Tag-Along Offeree wishes to Transfer to the Third Party.

                 (b) If the proposed sale or other disposition to the Third Party by the Transferor is consummated, each Tag-Along Offeree shall have the right to sell to the Third Party as part of such proposed Transfer the same percentage of the total number of shares of Stock then owned by such Tag-Along Offeree as the percentage of the total number of shares of Stock then owned by the Selling Shareholder to be Transferred to the Third Party; provided, however, that, in the event that the total number of shares of Stock proposed to be Transferred of by the Transferor and all Tag- Along Offerees as set forth in their respective Exercise Notices exceeds the maximum number of shares of Stock that the Third Party is willing to purchase or otherwise acquire, then the number of shares of Stock to be Transferred by the Transferor and the Tag-Along Offerees who have given Exercise Notices shall be allocated among the Transferor and such Tag-Along Offerees (with rounding to avoid fractional shares) in proportion to the number of shares of Stock that each of them originally proposed to Transfer of to the Third Party; provided that if such allocation would result in any such Tag-Along Offeree Transferring less than the minimum number of shares of Stock set forth in such Tag-Along Offeree's Exercise Notice, such Exercise Notice shall be deemed revoked and the shares of Stock which such Tag-Along Offeree would otherwise have been entitled to Transfer to the

Third Party shall be allocated among the Transferor and the other Tag-Along Offerees who gave Exercise Notices in accordance with the foregoing provisions of this sentence. All calculations pursuant to this paragraph Section 2.03 shall exclude and ignore any unissued shares of Stock issuable pursuant to stock options, warrants and other rights to acquire shares of Stock.

                 (c) Each of the Transferor and the Third Party shall have the right, in its sole discretion, at all times prior to consummation of the proposed Transfer giving rise to the tag along right granted by this Section 2.03, to abandon, rescind, annul, withdraw or otherwise terminate such Transfer whereupon all tag along rights in respect of such sale or other disposition pursuant to this Section 2.03 shall become null and void, and neither the Transferor nor the Third Party shall have any liability or obligation to any Tag-Along Offeree with respect thereto by virtue of such abandonment, rescission, annulment, withdrawal or termination.

                 (d) The purchase from the Tag-Along Offerees pursuant to this Section 2.03 shall be on the same terms and conditions, including but not limited to the per share price and the date of sale or other disposition, as are applicable to the Transferor which shall be as stated in the Tag-Along Notice provided to the Tag-Along Offerees by the Transferor.

                 (f) If within 45 days after receipt of the Tag-Along Notice, any Tag-Along Offeree has not delivered an Exercise Notice, such Tag-Along Offeree will be deemed to have waived any and all of its rights with respect to the Transfer described in the Tag-Along Notice and the Transferor shall have 90 days after the expiration of such 45 day period in which to Transfer not more than the number of shares of Stock described in the Tag-Along Notice (minus the number of shares of Stock Transferred to the Third Party by Tag-Along Offerees) on terms not more favorable to the Transferor than were set forth in the Tag-Along Notice. If, at the end of 90 days following the receipt of the Tag-Along Notice, the Transferor has not completed the Transfer of Stock of the Transferor in accordance with the terms described in the Tag-Along Notice, all the restrictions on Transfer contained in this Agreement with respect to Stock owned by the Transferor shall again be in effect.

                 3.       PERMITTED TRANSFERS AMONG RELATED PARTIES

         3.01 Permitted Transfers. At any time during the term of this Agreement the Singleton ANI Trust, the Singleton Shareholders, the Scudder ANI Trust or any member of the Scudder Shareholders may at any time sell, transfer, or assign by inter vivos gift, testamentary bequest, or otherwise, for such consideration, if any, as such person or entity shall, in its or his sole discretion, determine appropriate (and without the prior consent of any other shareholder or party to this Agreement), all or a portion of his interest in shares of the Stock to members of his family (spouse, parents, siblings, children, any descendants of the foregoing or any spouses of any of the foregoing) or to a trust for the benefit of such family member(s) or in the case of a trust, to its grantor or to its beneficiaries, (all such permitted transferees sometimes being hereafter referred to as "Permitted Transferees"), provided that the person or trustee of any trust to whom such shares are transferred shall, together with his successors, assigns, distributees, legatees, personal representatives, any receiver or trustee in bankruptcy or trust beneficiaries, shall take such Stock subject to and bound by all of the terms and conditions of this Agreement, including, without limitation, the provisions of this Section 3 and of Sections 2, 4, 5, 6 and 7 hereof, and further provided that the transferee shall execute and deliver to ANI a written acknowledgment of the foregoing, whereupon a new certificate shall be issued to it or him, representing the shares of Stock transferred to him bearing the restrictive legend set forth in Paragraph 6.01 hereof.

         3.02 Agreement of the Trustees. Each of the Singleton ANI Trustee and the Scudder ANI Trust Trustee acknowledges that he has only bare legal title to the Stock beneficially owned by the Singleton Shareholders and the Scudder Shareholders, respectively, and he agrees with all parties hereto that he shall promptly take all action necessary and appropriate to effect the transfer of title to any Stock that is permitted or required to be transferred by the Singleton Shareholders or the Scudder Shareholders, as the case may be, pursuant to the provisions of this Section 3 or under Sections 4 or 5. Each such Trustee further agrees that he shall not have the power to transfer title to any of the Stock owned of record by him except pursuant to a transfer permitted or required to be made by the Singleton Shareholders or Scudder Shareholders under this Section 3 or under Sections 4 or 5. All of the provisions of this Section 3.02 shall be binding upon all successors and assigns of each such Trustee.

                 4.      TRANSFER OF STOCK BY CONSENT OF PARTIES

         4.01 Transfer By Consent. At any time during the term of this Agreement any shareholder may Transfer, with or without consideration, all or any part of its Stock free and clear of any restrictions or limitations in this Agreement, but only with the express prior written consent of all of the other parties to this Agreement, which consent may be granted or withheld in the sole and absolute discretion of each of such parties. In the event such prior written consent is obtained, this Agreement shall not apply to the Stock to which the consent relates, so long as the Transfer is made in accordance with all the terms and conditions of such consent.

         5.      COMPANY'S AND SHAREHOLDERS' OPTIONS TO PURCHASE STOCK

         5.01 Option to Purchase. Subject to the restrictions set forth in Sections 2.02 and 2.03 hereof, should any shareholder (for purposes of this Section 5, a "Selling Shareholder") desire to Transfer rights in all or any part of the Selling Shareholder's Stock in a transaction not otherwise permitted under Section 3 or 4 hereof, whether the Selling Shareholder desires to initiate a Transfer or is responding affirmatively to an offer to Transfer, before doing so the Selling Shareholder shall first permit (i) the Company and thereafter (ii) the other Shareholders (the "Remaining Shareholders") to exercise an option to purchase the shares of Stock which the Selling Shareholder desires to Transfer in accordance with the provisions of this Section.

                 (a) Subject to the restrictions set forth in Section 2.01(b), a Shareholder may solicit third parties to purchase its Stock prior to offering the same to the Company and the Remaining Shareholders, but no Transfer to a third party may be consummated until such Stock has been offered to (i) the Company and thereafter, (ii) the Remaining Shareholders in accordance with this Agreement.

         5.02 Required Notice. Upon deciding to Transfer all or any rights in all or any part of his Stock, whether the Selling Shareholder desires to initiate a Transfer, or is responding affirmatively to an offer to purchase, except for Transfers expressly authorized pursuant to Sections 3 and 4 of this Agreement, the Selling Shareholder shall simultaneously notify the Company and the Remaining Shareholders of the intended Transfer. Such notice (the "Transfer Notice") shall contain a complete description of the proposed transaction, including the identity of any proposed transferee, the "Purchase Price" (as such term is defined in Section 5.04 hereof) offered by the Selling Shareholder or proposed by a bona fide third party transferee and all other material terms of such disposition. The Transfer Notice shall also specify whether the Selling Shareholder is only willing to Transfer all of his Stock, or is willing to Transfer only a portion thereof, and such specifications shall control the scope of any option to purchase thereunder.

         5.03    Scope and Priority of Company's and Remaining Shareholders'
Options.

                 (a) Upon receipt of a Transfer Notice from a Selling Shareholder pursuant to Section 5.02, the Company shall thereupon have the first option to purchase all (but not less than all) of such shares of Stock tendered at the Purchase Price. Such option to purchase must be exercised by the Company within thirty (30) days after receipt of the Transfer Notice. Any exercise of such option to purchase Stock by the Company shall be made by notice in writing to the Selling Shareholder, with copy to all other Shareholders, mailed within such thirty-day period. If the Company elects not to exercise such option to purchase it shall so notify in writing the Selling Shareholder, with copy to all other Shareholders, (the "Non-Exercise Notice") mailed within such thirty-day period.

                 (b) If the Company fails to exercise its option to purchase all of the Selling Shareholder's Stock in accordance with Section 5.03(a) above, then upon receipt of a notice (the "Second Transfer Notice") from a Selling Shareholder that the Company has failed to exercise its option to purchase pursuant to Section 5.03(a) above, or that the Company has notified the Selling Shareholder that it has elected not to exercise such option to purchase, the Remaining Shareholder(s) shall thereupon have an option to purchase all of such shares tendered at the Purchase Price. This option to purchase must be exercised by the Remaining Shareholder(s) within ten (10) days after receipt by the Remaining Shareholders of the Second Transfer Notice. If any Remaining Shareholder fails to exercise his option to purchase shares, or exercises such option to purchase less than all the shares available to him, then the other Remaining Shareholders shall have a period of ten (10) days following the initial thirty day period to acquire all or any part of such offered shares which are left. Any exercise of such option to purchase Stock by the Remaining Shareholder(s) shall be made by notice in writing to the Selling Shareholder, with copy to all other Shareholders, mailed within such ten (10) day period (or, if not all shares of the Selling Shareholder are acquired during such first period, then by notice mailed within the ten-day period following).

                 (c) Any notice given pursuant to this Section 4 shall be given as provided in Section 8.01 of this Agreement.

         5.04    Purchase Price.

                 (a) If the purchase price (the "Purchase Price") set forth in the Transfer Notice is a bona fide all cash offer, then the Purchase Price shall be such all cash offer.

                 (b) If all or any part of the Purchase Price set forth in the Transfer Notice is non-cash consideration, then the Fair Market Value (as such term is defined herein) of such non-cash consideration shall be determined pursuant to the provisions of Section 5.05 hereof. The time periods for exercise of options to purchase set forth in Section 5.03(a) and (b) hereof shall be tolled until such time as the Fair Market Value of a non-cash offer has been determined in accordance with the provisions of Section 5.05 hereof.

                 (c) As used in this Agreement, "Fair Market Value" shall mean the amount that would be paid for all of the outstanding shares of capital stock of the Company as a going concern, on a consolidated basis with its subsidiaries, by a willing buyer to a willing seller, both knowledgeable in the newspaper publishing industry.

         5.05    Determination of Fair Market Value.

                 (a) If all or any part of the Purchase Price specified in the Transfer Notice is a non-cash offer, then the Selling Shareholder and the Company may mutually agree as to the Fair Market Value of the non-cash offer. If the Selling Shareholder and the Company are unable to agree on such value within ten (10) days after the Company and the Remaining Shareholders receive the Transfer Notice, then in such event, Fair Market Value shall be established as hereinafter provided by two independent qualified appraisers knowledgeable in the newspaper publishing industry, one to be appointed by the Selling Shareholder and the other to be appointed by majority vote of the Remaining Shareholders (irrespective of whether the Company shall exercise the option granted to it under Section 5.03 of this Agreement).

                 (b) The two independent appraisers shall be appointed within twenty (20) business days after receipt by the Company and the Remaining Shareholders of the Transfer Notice; if either the Selling Shareholder or the Remaining Shareholders fails to appoint an appraiser within this time period, then its right to do so shall lapse, and the appraisal made by the one independent appraiser who is timely appointed shall be the Fair Market Value. If two appraisals are made, and if the higher appraisal does not exceed 110% of the lower, Fair Market Value will be the average of the two. If the two appraisals are further apart, a third appraiser will be selected within ten (10) days by the first two appraisers, and the Fair Market Value will be deemed to be the average of the third appraisal and the one of the first two appraisals which is closer to the third. All appraisals shall be made within thirty (30) days of appointment of an appraiser and written notice of the results of such appraisal shall be given to the parties within such time. The Fair Market Value of ANI will be determined in its entirety as a going concern, with the Selling Shareholder to receive a proportionate part of the total value based on the number of shares being sold by it. In making any appraisal hereunder all debts and liabilities shall be taken into account and there shall be no discount made on account of the Selling Shareholder's interest being a minority interest, and no premium imposed on account of the Selling Shareholder's interest being a majority interest. The Selling Shareholder shall pay the fee of the appraiser selected by it, and the Remaining Shareholders (irrespective of whether the Company shall exercise the option granted to it under Section 5.03 of this Agreement) shall pay the fee of the appraiser selected by them (in proportion to their respective ownership interests in the Company), with the fee of any third appraiser to be divided equally among the Selling Shareholder and the Remaining Shareholders.

         5.05 Failure To Exercise. If the Remaining Shareholder(s) fails to exercise its/their option to purchase the Selling Shareholder's Stock, the Selling Shareholder shall be free to dispose of such Stock within a ninety day period after the expiration of the Remaining Shareholder(s) option, but not below the Purchase Price offered to the Remaining Shareholders, and not to a different transferee than specified in the Transfer Notice (if any transferee was so specified), or in a materially different manner or on materially different terms. If the Stock is not disposed of within such ninety-day period then this right shall lapse and the Selling Shareholder must thereafter recommence the offering process to the Company and the Remaining Shareholder(s) if he subsequently wishes to dispose of his shares. For purposes of this Section, a sale shall be deemed made when closing has occurred, and the transfer agent (or if no transfer agent has been appointed, the Secretary of ANI) has been requested to record the transfer of Stock in the stock transfer records of ANI. Any person to whom the shares of the Selling Shareholder are transferred, following the Remaining Shareholder(s)' failure to exercise its/their option to purchase, shall take such shares subject to all the terms and conditions and restrictions imposed by this Agreement.

         5.06    Payment of Purchase Price.

                 (a) The purchaser of any Stock under this Section 5 shall have the option to pay the Purchase Price in one of two methods. The first method, called Option 1, shall consist of full payment of the Purchase Price by a wire transfer of immediately available federal funds to a bank account designated by the Selling Shareholder upon a date mutually selected by the Selling Shareholder and the purchaser which is not more than ninety (90) days after the determination of the Purchase Price as hereinbefore provided (such date being herein referred to as the "Closing Date").

                 Upon receipt of the Purchase Price on the Closing Date, all interest of the Selling Shareholder in the Stock being sold shall terminate, and the Selling Shareholder shall cease to have any further rights as a shareholder in the Stock being sold.

                 At the closing on the Closing Date, the Selling Shareholder shall deliver to the purchaser a certificate or certificates duly endorsed for transfer representing all of the Stock being sold on that date by the Selling Shareholder.

                 (b) The second method of payment for Stock called Option 2 shall consist of paying not less than ten percent (10%) of the total Purchase Price in cash on the Closing Date, and by giving the Selling Stockholder the purchaser's promissory note for the balance of the Purchase Price in not more than 120 equal monthly installments of principal.

                 Simple interest on the unpaid principal balance of the Purchase Price shall accrue from the Closing Date and shall be payable monthly at the base rate of interest established by Bankers Trust Company, as such rate may change from time to time, but in no event less than the minimum rate of interest that is required under the Internal Revenue Code and the regulations thereunder to avoid the imputation of a higher rate. The first installment of principal and interest shall be due on the first day of the first calendar month following the Closing Date, and such installments shall continue on the first day of each month thereafter until the entire principal balance together with interest thereon have been paid, but in any case for a period of not more than ten (10) years from the date of the first installment.

                 The purchaser's promissory note shall provide that such note shall be payable in full (i) upon the sale of all or substantially all of the assets used by ANI or its direct or indirect subsidiaries in the operation of their business, (ii) upon the sale of 50% or more of the then outstanding Stock of ANI within any 180-day period, or (iii) upon the offering of any equity securities by ANI or any subsidiary of ANI for sale to the public after the date hereof. As used in this paragraph, the term "sale" includes an exchange of assets or Stock for assets or stock, whether or not gain or loss attributable to such transaction is recognized for federal income tax purposes. However, the term "sale" shall not include any transaction by which the Stock or assets of ANI become owned by any parties to this Agreement or any transferee permitted under Section 3 hereof or any corporation or other entity that is wholly owned by one or more of the parties to this Agreement.

                 If the purchaser elects Option 2, in order to secure the performance by the purchaser of the obligations under his or its promissory note, the purchaser shall place the stock certificate or certificates representing the Stock purchased in escrow with the law firm of Verner, Liipfert, Bernhard, McPherson & Hand, 901 15th Street, N.W., Suite 700, Washington, D.C. 20005-2301, or such other person or entity as shall be mutually acceptable to the purchaser and seller, as escrow agent (the "Escrow Agent"), with stock powers duly endorsed in blank, as security for the payment of the unpaid principal balance and interest on the purchaser's promissory note. The Escrow Agent may require the purchaser and seller to execute and deliver an escrow agreement more fully outlining the obligations of the Escrow Agent and otherwise containing terms and conditions typically found in escrow agreements in commercial transactions and not inconsistent with this Agreement. The promissory note given by each purchaser shall provide that upon default in payment of any installment of principal or interest if such default shall continue for more than thirty (30) days after written notice of default has been given to the purchaser by the holder of the note, the holder of the note at that time may inform the Escrow Agent in writing of the default, and thereupon, the Escrow Agent shall deliver the stock certificates and accompanying stock powers to the holder of the promissory note. Upon such delivery (1) all obligations of the Escrow Agent to all of the parties hereunder shall cease and (2) the holder of the promissory note shall be entitled to pursue whatever remedies it may have in law or equity against the purchaser.

                 Voting and dividend rights (other than the rights to any liquidating dividend) with respect to the pledged Stock shall be vested in the purchaser while such Stock is held in escrow and until there has been a default in payment of interest or principal with respect to the promissory note.

                 All Stock pledged hereunder and all the accompanying stock powers shall be returned to the purchaser upon full satisfaction of the promissory note.

                 In addition to the provisions for payment contained above in this Section, the purchaser, at its sole option, may prepay any amount of principal or interest due on the purchaser's promissory note at any time, without penalty. Any prepayment shall be applied against the remaining principal installments due under the note to the Selling Shareholder in the inverse order in which such installments fall due. Any prepayment shall be applied first to pay any interest that is in arrears, and then shall be applied to reduce the entire principal balance before any prepayment is applied to interest that is not in arrears.

                         6.       RESTRICTIVE LEGEND

         6.01 Form of Legend. All certificates for the shares of the Stock shall bear the legend set forth below.

         "Sale, transfer, assignment, pledge, gift or any other disposition, alienation or encumbrance of the shares represented by this certificate is restricted by the terms of a Shareholders' Agreement dated as of May 20, 1994, among certain Shareholders and the Company, which may be examined at the office of the Company, and such shares may be sold, transferred, assigned, pledged, given or otherwise disposed of, alienated or encumbered only upon compliance with the terms of that Agreement, which is incorporated herein by reference."

         "The shares represented by this certificate have not been registered under the Securities Act of 1933 (the 'Act') and may not be offered, sold, or otherwise transferred, unless and until (i) a registration statement with respect thereto is effective under the Act or (ii) in the opinion of counsel, which opinion is reasonably satisfactory in form and in substance to counsel for the Company, such offer, sale or other transfer is in compliance with the Act and any applicable state securities laws."

         6.02 Stock Not Registered; Purchase for Investment. The parties hereto expressly acknowledge and agree that the Stock is restricted as described in the above legends; and that ANI is under absolutely no obligation to, and has no plans to, register any of the Stock under the Securities Act of 1933, as amended.

                          7.       GENERAL COVENANTS

         7.01    Applicability of Covenants.  The covenants set forth in this
Section 7 are made for the benefit of each of the Singleton ANI Trust, the Singleton Shareholders, the Scudder ANI Trust and the Scudder Shareholders. Such covenants shall also run in favor of any transferee permitted hereunder of the Stock of ANI but do not run in favor of any of the holders of Class B Common Stock, their successors or assigns.

         7.02    Negative Covenants.

                 (a) From and after the date hereof, no equity securities of ANI shall be issued, or class of securities convertible into equity securities of ANI created, or obligations of ANI to issue additional equity securities incurred.

                 (b) ANI covenants that it shall not do, take or permit any of the following actions, unless the same shall have first been approved by the approval of all directors then serving on ANI's Board of Directors, or by unanimous approval of the full Executive Committee of ANI's Board of Directors, or by the holders of not less than 75% of the shares of Stock then outstanding, voting as a single class, and each of the Singleton ANI Trust, the Singleton Shareholders, the Scudder ANI Trust and the Scudder Shareholders, covenant that they shall cause ANI to refrain from such actions, unless they have been approved in the manner provided above:

                 (1)      Declare and pay any dividends on its common stock;
                 (2) Purchase or redeem any of its capital stock or make investments in any other person or entity except as otherwise expressly permitted herein;

                 (3) Adopt annual capital or annual operating budgets, or made any single capital expenditure in excess of $1,000,000 in any fiscal year;

                 (4) Except as otherwise provided in the Certificate of Incorporation, create, establish or acquire any subsidiary, or liquidate or dissolve itself or any subsidiary, or merge or consolidate, or cause or permit any subsidiary to be merged or consolidated, with any corporation, or enter into any transaction under which any class of its stock would be acquired or the stock of any subsidiary would be sold, or sell, lease, encumber, convey, transfer or otherwise dispose of all or any substantial part of its assets or those of any subsidiary, or amend its Certificate of Incorporation or Bylaws, or, except as otherwise provided in the Certificate of Incorporation, issue any capital stock not specifically permitted herein, or permit any subsidiary to issue capital stock to any person other than ANI or elect any directors of any subsidiary, or permit any subsidiary to appoint any committee of its Board of Directors, or acquire or sell any newspaper business;

                 (5) Incur any debt which aggregates $1,000,000 or more on a cumulative basis in any fiscal year;

                 (6) Fix the level of total compensation for any employee which would be over $175,000 per year;

                 (7) Enter into or acquiesce in any agreement which limits or restricts the rights of any of the parties thereto to comply with the provisions of this Agreement;

                 (8) Appoint any committee of the Board of Directors of ANI;

                 (9) Appoint an appraiser or appraisers for evaluation of any assets purchased directly or indirectly by ANI or any subsidiary;

                 (10) Enter into or acquiesce in any agreement which limits or restricts the rights of ANI, the Singleton ANI Trust, the Singleton Shareholders, the Scudder ANI Trust or the Scudder Shareholders, to comply with the provisions of this Agreement;

                 (11) Make any material change in its management of ANI or its subsidiaries, including, but not limited to, hiring, replacing or discharging of the chief executive officer of ANI; or

                 (12) Refinance or refund, or amend, supplement, otherwise modify or waive any material term of, any existing loan agreement for borrowed money.

         The Singleton ANI Trust, the Singleton Shareholders, the Scudder ANI Trust and the Scudder Shareholders acknowledge that, under the Amended and Restated Certificate of Incorporation set forth at Exhibit A hereto, the holders of Class B Common Stock have certain voting rights on matters affecting the dividend, liquidation and conversion rights of the Class B Common Stock.

                    8.   NO RIGHTS FOR CLASS B COMMON STOCK

         8.01 No Rights for Class B Common Stock. This Agreement shall not convey or create any rights to or for the benefit of the holders of Class B Common Stock, their successors or assigns, and the violation or waiver of any of the provisions of this Agreement by the parties hereto shall not convey or create any rights, nor give rise to any claim or cause of action, on the part of the holders of Class B Common Stock, their successors or assigns.


                              9.  MISCELLANEOUS

         9.01 Notices. All notices and other communications hereunder shall be in writing and deemed to have been duly given if delivered by hand or mailed, postage prepaid by certified mail, return receipt requested to the following persons and addresses:

                 (a)  To ANI:               Mr. W. Dean Singleton,
                                            Vice Chairman
                                            Suite 525
                                            4888 Loop Central Drive
                                            Houston, Texas 77081

                      With Copy To:         Howell E. Begle, Jr., Esquire
                                            Verner, Liipfert, Bernhard,
                                                    McPherson & Hand
                                            Suite 700
                                            901 15th Street, N.W.
                                            Washington D.C. 20005

                 (b)  To the Scudder        Care of:
                      ANI Trust or          Jean L. Scudder
                      or to any             Scudder RR #1 Box 75
                      Shareholders:         Readfield, Maine 04335

                      With Copy To:         Frederick W. Rose, Esq.
                                            Cooper, Rose & English
                                            20 Bingham Avenue
                                            Rumson, New Jersey 07760

                 (c)  To the Singleton      Mr. W. Dean Singleton
                      ANI Trust or any      Suite 525
                      Singleton             4888 Loop Central Drive
                      Shareholder           Houston, Texas 77081

                      With Copy To:         Howell E. Begle, Jr., Esquire
                                            Verner, Liipfert, Bernhard,
                                                    McPherson & Hand
                                            Suite 700
                                            901 15th Street, N.W.
                                            Washington D.C. 20005

or to such subsequent persons and addresses as may be specified by notice.

         9.02 Equitable Relief. The parties hereby acknowledge that monetary damages are insufficient to adequately remedy the damages which will accrue, or which have accrued, to a part hereto by reason of a failure to perform any of the obligations required under this Agreement. Therefore, if any party hereto shall institute any action or proceeding to enforce the provisions hereof, any person (including ANI) against whom such action or proceeding is brought hereby waives the claim or defense therein that such party or personal representative has or have an adequate remedy at law, and such person shall not advance in any such action or proceeding the claim or defense that such remedy at law exists.

         9.03    Entire Agreement.   Except as otherwise expressly provided
herein, this Agreement contains the entire agreement among the parties and it may not be modified, changed, or amended unless the same be in writing and signed by all of the parties hereto, or their successors or assigns.

         9.04 Successors and Assigns. All of the terms and conditions herein contained shall bind each of the parties hereto, their successors, assigns, distributees, legatees, heirs, executors, administrators and personal representatives and also any receiver or trustee in bankruptcy or insolvency.

         9.05 Brokerage and Expenses. The parties hereto agree to pay their respective expenses incurred in connection with this Agreement. Each of the parties represents that it has had no dealings in connection with this transaction with any finder, broker or other third party who may have a claim against any of the other parties hereto arising out of or in connection with any of the transactions contemplated by this Agreement; and each agrees to indemnify the others against and hold the others harmless from any and all liabilities (including without limitation, cost of counsel) to any persons claiming brokerage commissions or finder's fees on account of services purported to have been rendered on behalf of, or loss of investment rights-or opportunity caused by, the indemnifying party in connection with this Agreement or the transactions contemplated hereby.

         9.06 Waivers. The terms, covenants, representations, warranties or conditions of this Agreement may be waived only by a written instrument
executed by the party waiving compliance.    No waiver by any party of any
breach of any term, covenant, representation, condition or warranty contained in this Agreement, whether by contract or otherwise, in any one or more instances, shall be deemed to be or construed as a waiver of any other breach of any other term, covenant, representation, condition or warranty contained in this Agreement.

         9.07 Amendment. This Agreement may be amended only by a written instrument executed by all of the parties hereto.

         9.08 Announcement. Such public announcement or "release" describing the transactions provided for herein as may be required by applicable law or regulation shall be made by ANI. No other public announcement or release with respect to,the transactions provided for herein shall be made by any party, unless the same shall be approved in advance by the other parties hereto.

         9.09 Captions and Pronouns. The captions appearing in this Agreement are included solely for the convenience of the parties and shall not be given any effect in construing this Agreement. Wherever singular pronouns are used herein, the same shall include the plural, and vice versa, and wherever words of any gender are used herein, such words shall include other genders.

         9.10 Choice of Law. This Agreement shall be construed and interpreted in accordance with the internal laws of the State of Delaware without regard to the conflict of laws provisions thereof.

         9.11 Counterparts. This Agreement may be executed in one or more counterparts and by facsimile signatures, each of which shall be deemed to be an original, and all of which taken together shall be deemed to be one and the same instrument.

         IN WITNESS WHEREOF, the parties have signed this Agreement as of the date and year first shown above.

                                        AFFILIATED NEWSPAPERS INVESTMENTS, INC.


                                        By:
                                           ------------------------------------
                                            WILLIAM D. SINGLETON
                                            Its Vice Chairman


                                        ---------------------------------------
                                        JEAN L. SCUDDER
                                        As Trustee for the Scudder
                                        Family Voting Trust Agreement
                                        for Affiliated Newspapers
                                        Investments, Inc.

                                        ---------------------------------------
                                        CHARLES SCUDDER



                                        ---------------------------------------
                                        CAROLYN MILLER, as
                                        Custodian for her Children



                                        ---------------------------------------
                                        ELIZABETH H. DIFANI, as
                                        Custodian for her Children



                                        ---------------------------------------
                                        ELIZABETH H. DIFANI



                                        ---------------------------------------
                                        JEAN L. SCUDDER
                                        Individually and as the Trustee
                                        for the Scudder Family 1987 Trust




                                        ---------------------------------------
                                        HOWELL E. BEGLE, JR.
                                        As Trustee of the Singleton Family
                                        Voting Trust Agreement
                                        for Affiliated Newspapers
                                        Investments, Inc.



                                        ---------------------------------------
                                        HOWELL E. BEGLE, JR.
                                        As Trustee of the Singleton Family
                                        Revocable Trust




                                        ---------------------------------------
                                        HOWELL E. BEGLE, JR.
                                        As Trustee of the Singleton Family
                                        Irrevocable Trust